Filed pursuant to Rule 433

Registration Statement Nos. 333-209421 and 333-226200

January 16, 2019

United Mexican States

Final Terms and Conditions

4.500% Notes due 2029

Issuer:	United Mexican States

Transaction:	4.500% Notes due 2029 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $2,000,000,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(negative) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 22, 2029

Pricing Date:	January 16, 2019

Settlement Date:	January 22, 2019 (T+3)

Coupon:	4.500%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.382%, plus accrued interest, if any, from January 22, 2019

Yield to Maturity:	4.577%

Re-offer Spread over Benchmark:	185 bps

Reference Benchmark Treasury:	UST 3.125% due November 15, 2028

Reference Benchmark Treasury Price and Yield:	103 - 13; 2.727%

Interest Payment Dates:	April 22 and October 22 of each year, commencing April 22, 2019

Optional Redemption:	Make-Whole Call calculated at Treasuries +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $1,987,640,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	US91087BAF76

CUSIP:	91087B AF7

Joint Book-Running Managers /Allocation:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC	(33.34%) (33.33%) (33.33%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 19, 2018 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm. A preliminary prospectus supplement, subject to completion, dated January  16, 2019, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519010300/d642371d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December  31, 2017 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518205439/0001193125-18-205439-index.htm .

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at +1 800-438-3242, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at +1(800) 294-1322, and Morgan Stanley & Co. LLC toll free at +1 800 624 1808.

No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.